Exhibit 99.(k)(i)

Prudential Global Funding LLC

Financial Statements

December 31, 2010 and 2009, and for the
Three Years Ended December 31, 2010

Prudential Global Funding LLC

Table of Contents

December 31, 2010 and 2009

Prudential Global Funding LLC

Statements of Financial Position

December 31, 2010 and 2009

(in thousands)	2010	2009

ASSETS
Cash and cash equivalents	$151,911	$160,458
Trading assets, at fair value	132,922	460,193
Trading assets pledged, at fair value	—	24,410
Derivative financial instruments receivable, at fair value	3,870,611	2,060,699
Accounts receivable	10,772	10,772
Other assets	120	96,948
Total Assets	$4,166,336	$2,813,480

LIABILITIES AND MEMBERS’ EQUITY
LIABILITIES
Securities sold under agreements to repurchase	$—	$24,719
Due to brokers	—	507
Derivative financial instruments payable, at fair value	4,155,993	2,655,324
Other liabilities	67,724	96,116
Total Liabilities	4,223,717	2,776,666

COMMITMENTS AND CONTINGENT LIABILITIES (See Note 12)	—	—

MEMBERS’ EQUITY
Contributed capital	68,675	68,675
Accumulated deficit	(126,056)	(31,861)
Total Members’ Equity	(57,381)	36,814
Total Liabilities and Members’ Equity	$4,166,336	$2,813,480

The accompanying notes are an integral part of these financial statements.

Prudential Global Funding LLC

Statements of Operations

Years Ended December 31, 2010, 2009 and 2008

(in thousands)	2010	2009	2008

REVENUES
Net trading income (loss)	$(86,576)	$(20,182)	$12,014
Interest income	8,525	8,368	2,658
Total revenues	(78,051)	(11,814)	14,672
Interest expense	8,227	9,153	10,110
Revenues, net of interest expense	(86,278)	(20,967)	4,562
BENEFITS AND EXPENSES
Salaries and benefits	5,897	5,717	5,320
Service charges from affiliates	1,411	1,274	1,802
Brokerage fees and commissions	93	124	153
Market data services	436	415	389
Professional fees	70	109	130
Other	10	13	11
Total benefits and expenses	7,917	7,652	7,805
NET LOSS	$(94,195)	$(28,619)	$(3,243)

The accompanying notes are an integral part of these financial statements.

Prudential Global Funding LLC

Statements of Changes in Members’ Equity

Years Ended December 31, 2010, 2009 and 2008

		Retained Earnings
(in thousands)	Contributed Capital	(Accumulated Deficit)	Total Members’ Equity
Balance at December 31, 2007	$14,675	$1	$14,676
Contributed capital	54,000	—	54,000
Net loss	—	(3,243)	(3,243)
Balance at December 31, 2008	68,675	(3,242)	65,433
Net loss	—	(28,619)	(28,619)
Balance at December 31, 2009	68,675	(31,861)	36,814
Net loss	—	(94,195)	(94,195)
Balance at December 31, 2010	$68,675	$(126,056)	$(57,381)

The accompanying notes are an integral part of these financial statements.

Prudential Global Funding LLC

Statements of Cash Flows

Years Ended December 31, 2010, 2009 and 2008

(in thousands)	2010	2009	2008

Cash flows from operating activities
Net loss	$(94,195)	$(28,619)	$(3,243)
Adjustments to reconcile net loss to net cash (used in)/provided by operating activities
Decrease (increase) in operating assets
Trading assets, at fair value	327,271	693,225	(1,153,418)
Trading assets pledged, at fair value	24,410	(24,410)	23,749
Derivative financial instruments receivable, at fair value	(1,809,912)	2,165,019	(3,293,143)
Securities purchased under agreements to resell	—	102,700	(85,992)
Funds provided as collateral	—	1,505	(505)
Accounts receivable	—	—	(10,772)
Other assets	96,828	46,381	(135,916)
Increase (decrease) in operating liabilities
Due to brokers	(507)	(20,664)	19,105
Trading liabilities, at fair value	—	(101,737)	84,776
Derivative financial instruments payable, at fair value	1,500,669	(2,850,542)	4,120,967
Other liabilities	65,122	1,692	(22,501)
Net cash from (used in)/provided by operating activities	109,686	(15,450)	(456,893)

Cash flows from financing activities
Cash overdraft	(93,514)	(12,413)	105,928
Capital contributions	—	—	54,000
Securities sold under agreements to repurchase	(24,719)	24,719	(28,678)
Net cash from (used in)/provided by financing activities	(118,233)	12,306	131,250

Net decrease in cash and cash equivalents	(8,547)	(3,144)	(325,643)
Cash and cash equivalents at beginning of year	160,458	163,602	489,245
Cash and cash equivalents at end of year	$151,911	$160,458	$163,602

Supplemental cash from disclosures
Income taxes paid - affiliated	—	2	1
Interest paid	8,227	9,153	10,110

The accompanying notes are an integral part of these financial statements.

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2010 and 2009

1.                          Organization and Nature of Operations

Prudential Global Funding LLC, formerly Prudential Global Funding, Inc., (the “Company”) is organized under the laws of the State of Delaware.  The Company principally acts as a derivatives dealer facilitating derivative and related activity for the Prudential Insurance Company of America (“PICA”) and other subsidiaries of Prudential Financial, Inc. (“Prudential”).  The Company is a multi-member limited liability company that is owned by PICA and Pruco Life Insurance Company, an Arizona Corporation (“PLAZ”). PICA and PLAZ have an ownership percentage of 99% and 1%, respectively.

The Company generally earns a spread for executing transactions between affiliates and unrelated third parties. This spread, which in the aggregate represents substantially all of the Company’s net trading income from core business operations, can vary from a percentage of a basis point to several basis points depending upon the nature of the transaction. The spread is determined based on an estimated profit margin that takes into account anticipated collateral and capital requirements, the credit quality of the counterparty, as well as the fixed costs incurred to support the Company’s operations.

The Company has extensive transactions and relationships with PICA and other affiliates.  Due to these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

2.                          Summary of Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Reclassifications

Certain amounts in prior years have been reclassified to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The Company’s estimates are most significantly impacted by market and credit risks (See Note 8).  Actual results could differ from those estimates.

The most significant estimates include those used in determining the valuation of investments including derivatives (in the absence of quoted market values) and amounts recoverable from unsecured bankrupt counterparties (See Note 12).

Fair Value of Financial Instruments

The fair value of trading assets, trading assets pledged, derivative financial instruments receivable and derivative financial instruments payable is equal to their carrying value presented in the statements of financial position. Cash and cash equivalents, accounts receivable, other assets, securities sold under agreements to repurchase, due to brokers and other liabilities generally approximate their respective fair value due to the short-term nature of such investments.

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2010 and 2009

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, amounts due from banks, certain money market investments and highly liquid debt investments with an original maturity of three months or less from purchase.  As discussed in Note 11, the money market funds are held by Prudential in the Core fund.

Gains and losses, including changes in fair value, on the highly liquid debt instruments are recorded as net trading income (loss). Interest earned or incurred on trading positions is recorded as interest income or expense.

Trading Assets and Liabilities

Trading assets, at fair value, Trading assets pledged, at fair value, and Trading liabilities, at fair value are recorded on the trade date. Fair value is based on active market prices or broker or dealer quotations. See Note 4 for more information on fair value.

Trading assets, at fair value primarily consist of highly liquid debt instruments with a maturity of greater than three months and less than twelve months when purchased.

Trading assets pledged, at fair value are securities pledged as collateral to counterparties, which in all cases the secured party has the right to rehypothecate.

Gains and losses, including changes in fair value, on trading positions are recorded as net trading income (loss). Interest earned or incurred on trading positions is recorded as interest income or expense.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

Securities purchased under resale agreements and securities sold under repurchase agreements are treated as collateralized financing transactions and are carried in the statements of financial position at the amounts at which the securities will be subsequently resold or repurchased, plus accrued interest. The Company takes possession of securities purchased under agreements to resell through its custodian and makes delivery of securities sold under agreements to repurchase. The fair value of securities is monitored, and additional collateral may be obtained or provided when considered appropriate to protect against credit exposure.

Interest income or expense on securities purchased under resale agreements and securities sold under repurchase agreements is recognized over the life of the transactions.

Derivative Financial Instruments Receivable and Payable, at Fair Value

Derivative financial instruments receivable and payable are recorded on trade date and are carried at fair value. Unrealized and realized gains and losses are reflected in Net trading income (loss). The Company’s policy is to use mid-market pricing in determining its best estimate of fair value. Derivative positions are recorded at fair value, generally by obtaining quoted market prices or through the use of valuation models. Values can be affected by changes in interest rates, foreign exchange rates, financial indices, values of securities or commodities, credit spreads, market volatility, expected returns and liquidity. Values can also be affected by changes in estimates and assumptions, including those related to counterparty behavior, used in valuation models. See Note 4 for more information on fair value.

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2010 and 2009

The Company nets the fair value of all derivative financial instruments with all counterparties for which a master netting arrangement has been executed.

The Company manages credit risk by entering into derivative transactions with creditworthy counterparties and obtaining collateral where appropriate and customary and by limiting single party credit exposures.  At December 31, 2010 and 2009 the Company held collateral posted from counterparties which is comprised of cash of $192 million and $401 million, respectively, and securities with a market value of $2,395 million and $1,113 million, respectively. The Company nets cash collateral against counterparty derivative balances on the Statements of Financial Position. Securities collateral is not maintained on the Statements of Financial Position.

Revenue

As described above, the Company earns revenue primarily based on the spread between offsetting transactions it has entered into with both affiliated and unaffiliated counterparties.  The Company also earns interest income from proprietary trading activities.

Salaries and Benefits Expense

The Company is charged its share of salaries as well as employee benefits expenses by an affiliate.  Employee benefits expenses include costs for funded and non-funded contributory and non-contributory defined benefit pension plans of Prudential.  Some of these benefits are based on final group earnings and length of service while others are based on an account balance, which takes into consideration age, service and earnings during career. Prudential sponsors voluntary savings plans for the Company’s employees (401(k) plans).  The plans provide for salary reduction contributions by employees and matching contributions by the Company of up to 4 percent of annual salary.  The expense allocated to the Company for the matching contribution to the plans was $71 thousand, $69 thousand and $64 thousand in 2010, 2009 and 2008, respectively.

The Company’s allocation of net expense for the pension plans was $146 thousand, $128 thousand and $137 thousand in 2010, 2009 and 2008, respectively.

Share-based Payments

Prudential issues employee share-based compensation awards, under a plan authorized by its Board of Directors, that are subject to specific vesting conditions; generally the awards vest ratably over a three-year period, “the nominal vesting period,” or at the date the employee retires (as defined by the plan), if earlier. Compensation costs of awards to employees, such as stock options, are measured at fair value and expensed over the period during which an employee is required to provide service in exchange for the award (vesting period). For awards granted prior to January 1, 2006 that specify an employee vests in the award upon retirement, the Company accounts for those awards using the nominal vesting period approach. Under this approach, the Company records its share of compensation expense over the nominal vesting period. If the employee retires before the end of the nominal vesting period, any remaining unrecognized compensation cost is recognized at the date of retirement. For awards granted subsequent to January 1, 2006, compensation cost is recognized on the date of grant for awards issued to retirement-eligible employees, or over the period from the grant date to the date retirement eligibility is achieved, if that is expected to occur during the nominal vesting period.

The Company was charged $97 thousand, $152 thousand and $162 thousand for stock option expenses in 2010, 2009 and 2008, respectively. Additionally, the Company was charged $306 thousand, $320 thousand and $240 thousand in 2010, 2009 and 2008 for restricted stock-based

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2010 and 2009

compensation, respectively. These costs are recorded as a component of Salaries and benefits on the Statement of Operations.

Income Taxes

The Company is a Multi Member Limited Liability Company. In accordance with federal and applicable state tax law, the Company is treated as a partnership of its member owners, PICA and PLAZ. The member owners are included in the consolidated federal income tax return of Prudential. The member owners also file separate state income tax returns and are included in certain consolidated state income tax returns.

Adoption of New Accounting Pronouncements

In January 2010, the FASB issued updated guidance that requires new fair value disclosures about significant transfers between Level 1 and 2 measurement categories and separate presentation of purchases, sales, issuances, and settlements within the roll forward of Level 3 activity. Also, this updated fair value guidance clarifies the disclosure requirements about level of disaggregation and valuation techniques and inputs. This new guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of Level 3 activity, which are effective for interim and annual reporting periods beginning after December 15, 2010.  The Company adopted this guidance on December 31, 2010. The required disclosures are provided in Note 4.

In August 2009, the FASB issued updated guidance for the fair value measurement of liabilities. This guidance provides clarification on how to measure fair value in circumstances in which a quoted price in an active market for the identical liability is not available. This guidance also clarifies that restrictions preventing the transfer of a liability should not be considered as a separate input or adjustment in the measurement of fair value. The Company adopted this guidance effective with the annual reporting period ended December 31, 2009, and the adoption did not have a material impact on the Company’s financial position, results of operations, and financial statement disclosures.

In June 2009, the FASB issued authoritative guidance for the FASB’s Accounting Standard Codification as the source of authoritative U.S. GAAP.  The Codification is not intended to change U.S. GAAP but is a new structure which organizes accounting pronouncements by accounting topic.  This guidance was effective for financial statements issued for interim and annual periods ending after September 15, 2009.  The Company’s adoption of this guidance effective with the annual reporting period ending December 31, 2009 impacts the way the Company references U.S. GAAP standards in the financial statements.

In May 2009, the FASB issued authoritative guidance around the disclosures for Subsequent Events. This statement addresses the accounting for and disclosure of subsequent events not addressed in other applicable GAAP, including disclosure of the date through which subsequent events have been evaluated. This guidance was effective for interim or annual periods ending after June 15, 2009. The Company’s adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In April 2009, the FASB revised the authoritative guidance for the fair value measurements and disclosures to provide guidance on (1) estimating the fair value of an asset or liability if there was a significant decrease in the volume and level of trading activity for these assets or liabilities and (2) identifying transactions that are not orderly.  Further, this new guidance requires additional disclosures about fair value measurements in interim and annual periods.  This guidance was effective for interim and annual reporting periods ending after June 15, 2009.  Early adoption was permitted for periods ending after March 15, 2009.  The Company’s early adoption of this guidance effective January 1, 2009 did not have a material effect on the Company’s financial position or results of operations.

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2010 and 2009

In September 2008, the FASB issued revised authoritative guidance for disclosures about credit derivatives and certain guarantees that amends existing guidance on this subject.  This new guidance requires sellers of credit derivatives and certain guarantees to disclose (a) the nature of the credit derivative, the reason(s) for entering into the credit derivative, approximate term, performance triggers, and the current status of the performance risk; (b) the undiscounted maximum potential amount of future payments the seller could be required to make before considering any recoveries from recourse provisions or collateral; (c) the credit derivative’s fair value; and (d) the nature of any recourse provisions and any collateral assets held to ensure performance.  The new guidance also requires the above disclosures for hybrid instruments that contain embedded derivatives and requires disclosure of the current status of the guarantees’ performance risk.  This new guidance was effective for interim and annual reporting periods ending after December 15, 2008.  The Company’s adoption of this guidance effective December 31, 2008 did not have a material effect on the Company’s financial position or results of operations.  The disclosures required by this guidance are provided in Note 3.

In March 2008, the FASB issued authoritative guidance for derivative instruments and hedging activities which amends and expands the disclosure requirements for derivative instruments and hedging activities by requiring companies to provide enhanced disclosures about  (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  The Company’s adoption of this guidance effective January 1, 2009 did not have a material effect on the Company’s financial position or results of operations.

In February 2008, the FASB revised the authoritative guidance for the accounting for transfers of financial assets and repurchase financing transactions.  The new guidance provides recognition and derecognition guidance for a repurchase financing transaction, which is a repurchase agreement that relates to a previously transferred financial asset between the same counterparties that is entered into contemporaneously with or in contemplation of, the initial transfer.  The guidance was effective for fiscal years beginning after November 15, 2008.  The Company’s adoption of this guidance on a prospective basis effective January 1, 2009 did not have a material effect on the Company’s financial position and results of operations.

In April 2007, the FASB revised the authoritative guidance for offsetting of amounts related to certain contracts.  The new guidance permits companies to offset cash collateral receivables or payables with net derivative positions under certain circumstances.  This guidance is effective for fiscal years beginning after November 15, 2007 and is required to be applied retrospectively to financial statements for all periods presented. The Company adopted this guidance on January 1, 2008. As a result of this adoption, the Company has presented derivative financial instruments receivable and payable, at fair value, net of cash collateral. Derivative financial instruments receivable, at fair value as of December 31, 2010 and 2009, was reduced by approximately $192 million and $401 million, respectively.  The guidance did not affect derivative financial instruments payable, at fair value as of December 31, 2010 and 2009.

In February 2007, the FASB issued authoritative guidance on the fair value option for financial assets and financial liabilities.  This guidance provides companies with an option to report selected financial assets and liabilities at fair value, with the associated changes in fair value reflected in the Statement of Operations.  The Company adopted this guidance on January 1, 2008. The Company’s adoption of this guidance effective January 1, 2009 did not have a material effect on the Company’s financial position or results of operations.

In September 2006, the FASB issued authoritative guidance on fair value measurements.  This guidance defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This guidance does not change which assets and liabilities

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2010 and 2009

are required to be recorded at fair value, but the application of this guidance could change practices in determining fair value.  The Company adopted this guidance effective January 1, 2008. The Company’s adoption of this guidance effective January 1, 2009 did not have a material effect on the Company’s financial position or results of operations. See Note 4 for more information on Fair Value.

Future Adoption of New Accounting Pronouncements

In June 2011, the FASB issued updated guidance regarding the presentation of comprehensive income. The updated guidance eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. Under the updated guidance, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The updated guidance does not change the items that are reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. This new guidance is effective for the first interim or annual reporting period beginning after December 15, 2011 and should be applied retrospectively. The Company expects this guidance to have a significant impact on its financial statement presentation but no impact on the Company’s consolidated financial position or results of operations.

In May 2011, the FASB issued updated guidance clarifying fair value measurement and disclosure requirements. It is intended to bring consistency to the fair value measurement and disclosure requirements of United States GAAP and International Accounting Standards. This new guidance is effective for interim or annual reporting period beginning after December 15, 2011 and should be applied prospectively. In the period of adoption the Company will be required to disclose a change, if any, in valuation technique and related inputs resulting from the application of the amendments. The Company is currently assessing the impact of the guidance on the Company’s financial position, results of operations, and financial statement disclosures.

In April 2011, the FASB issued updated guidance regarding the assessment of effective control for repurchase agreements. This new guidance is effective for the first interim or annual reporting period beginning on or after December 15, 2011 and should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. The Company is currently assessing the impact of the guidance on the Company’s financial position, results of operations and financial statement disclosures.

3.                          Derivative Financial Instruments

Types of Derivative Financial Instruments

Derivatives are financial instruments whose values are derived from interest rates, foreign exchange rates, financial indices, values of securities or commodities, credit spreads, market volatility, expected returns, and liquidity. Derivative financial instruments used by the Company primarily include interest rate swaps, currency swaps, swaptions, credit default swaps, forwards, futures, and option contracts and may be exchange-traded or contracted in the over-the-counter (OTC) market. The Company transacts most of its third party derivative financial instruments with global investment banking institutions.  The fair value of derivative financial instruments can be affected by changes in interest rates, foreign exchange rates, financial indices, values of securities or commodities, credit spreads, market volatility and liquidity as well as other factors. The fair value can also be affected by changes in estimates and assumptions, including those related to counterparty behavior and non-performance risk used in pricing models.

Under interest rate swaps, the Company agrees to exchange, at specified intervals, the difference between two defined interest rate amounts calculated by reference to an agreed notional principal

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2010 and 2009

amount. Generally, no cash is exchanged at the outset of the contract and no principal payments are made. Cash is paid or received based on the terms of the swap. These transactions are entered into pursuant to master agreements that provide for a single net payment to be made by one counterparty at each due date.

Under currency forwards, the Company agrees to deliver or receive a specified amount of an identified currency at a specified future date. Typically, the price is agreed upon at the time of the contract and payment for such a contract is made at the specified future date.

Under currency swaps, the Company agrees to exchange, at specified intervals, the difference between one currency and another at a forward exchange rate and this is calculated by reference to an agreed principal amount. Generally, the principal amount of each currency is exchanged at the beginning and termination of the currency swap by each party. These transactions are entered into pursuant to master agreements that provide for a single net payment to be made by one counterparty for payments made in the same currency at each due date.

Under swaption agreements, the buyer has the right, but not the obligation, to enter into an interest rate swap at a specific date in the future, at a particular fixed rate, for a particular term.   Similarly, under option agreements, the buyer has the right, but not the obligation, to purchase a referenced asset at a particular date or dates in the future for an agreed upon price.

Under credit derivatives, the Company agrees to make or receive payments contingent upon the occurrence of a specified credit event associated with a specific cash instrument or instruments.  Depending on whether the Company is a writer or buyer of the derivative, the Company will receive or make premium payments under such contracts.

Under exchange-traded futures transactions, the Company agrees to purchase or sell a specified number of contracts, the values of which are determined by the values of underlying referenced investments, and to post variation margin on a daily basis in an amount equal to the difference in the daily market values of those contracts.

The table below sets forth a summary of the gross notional amount and fair value of derivative contracts held or issued by the Company, a reconciliation of such amounts to the presentation of derivative financial instruments pursuant to authoritative guidance for offsetting of amounts related to certain contracts in the statement of financial position, and a breakdown of affiliated and third party amounts.

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2010 and 2009

	December 31, 2010 Fair Value				December 31, 2009 Fair Value
	Notional				Notional
(in thousands)	Amount	Assets	Liabilities	Net	Amount	Assets	Liabilities	Net
Futures, interest rate swaps and forward rate agreements	$227,565,140	$8,099,587	$(8,139,917)	$(40,330)	$208,298,342	$6,062,708	$(6,283,916)	$(221,208)
Foreign exchange swaps and forward agreements	54,825,082	3,637,762	(3,609,070)	28,692	67,880,597	2,530,470	(2,451,609)	78,861
Equity options	45,752,645	685,377	(683,998)	1,379	6,036,053	693,240	(691,156)	2,084
Credit derivatives	5,031,518	179,205	(180,308)	(1,103)	6,736,350	358,758	(359,774)	(1,016)
Options and swaptions	27,926,510	449,311	(451,171)	(1,860)	17,683,881	358,116	(368,153)	(10,037)
Total	361,100,895	13,051,242	(13,064,464)	(13,222)	306,635,223	10,003,292	(10,154,608)	(151,316)

Impact of Counterparty Netting (1)	N/A	(8,767,947)	8,767,947	—	N/A	(7,409,812)	7,409,812	—
Impact of Cash Collateral Netting (1)	N/A	(192,004)	—	(192,004)	N/A	(400,797)	—	(400,797)
Non-Performance Risk Adjustment (2)	N/A	(220,680)	140,524	(80,156)	N/A	(131,984)	89,472	(42,512)
Derivative instruments receivable (payable), at fair value	$361,100,895	$3,870,611	$(4,155,993)	$(285,382)	$306,635,223	$2,060,699	$(2,655,324)	$(594,625)

Affiliated	176,042,604	6,475,431	(7,413,600)	(938,169)	153,478,099	5,345,808	(5,584,485)	(238,677)
Third Party	185,058,291	6,575,811	(5,650,864)	924,947	153,157,124	4,657,484	(4,570,123)	87,361
Total	$361,100,895	$13,051,242	$(13,064,464)	$(13,222)	$306,635,223	$10,003,292	$(10,154,608)	$(151,316)

(1)

Netting amounts represent cash collateral and the impact of offsetting asset and liability positions held with the same counterparty as permitted by FASB revised authoritative guidance for offsetting of amounts related to certain contracts.

(2)	Amount reflects the market’s perception of the Company’s own and counterparty’s non-performance risk. Refer to Note 4 for further discussion on non-performance risk.

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2010 and 2009

Credit Derivatives Written

The following tables set forth the Company’s exposure from credit derivatives where the Company has written credit protection, by rating of the underlying credits as of the dates indicated.

	December 31, 2010
	Single Name		First to Default Basket		Index Hedges		Total
Rating Agency Equivalent	Notional	Fair Value	Notional	Fair Value	Notional	Fair Value	Notional	Fair Value
	(in thousands)
Aaa, Aa, A	$798,104	$(7,561)	$—	$—	$—	$—	$798,104	$(7,561)
Baa	1,278,940	50,281	—	—	—	—	1,278,940	50,281
Subtotal Investment Grade	2,077,044	42,720	—	—	—	—	2,077,044	42,720
Ba	406,609	(39,260)	—	—	—	—	406,609	(39,260)
B	—	—	—	—	—	—	—	—
C and lower	32,106	163	—	—	—	—	32,106	163
In or near default	—	—	—	—	—	—	—	—
Subtotal Below Investment Grade	438,715	(39,097)	—	—	—	—	438,715	(39,097)
Total	$2,515,759	$3,623	$—	$—	$—	$—	$2,515,759	$3,623

	December 31, 2009
	Single Name		First to Default Basket		Index Hedges		Total
Rating Agency Equivalent	Notional	Fair Value	Notional	Fair Value	Notional	Fair Value	Notional	Fair Value
	(in thousands)
Aaa, Aa, A	$721,130	$(1,509)	$514,500	$(4,678)	$68,000	$(13,002)	$1,303,630	$(19,189)
Baa	1,311,338	56,429	95,000	(1,648)	—	—	1,406,338	54,781
Subtotal Investment Grade	2,032,468	54,920	609,500	(6,326)	68,000	(13,002)	2,709,968	35,592
Ba	258,299	6,830	—	—	—	—	258,299	6,830
B	45,000	(5,862)	—	—	—	—	45,000	(5,862)
C and lower	279,308	(156,832)	15,000	(13)	—	—	294,308	(156,845)
In or near default	97,200	(62,844)	—	—	—	—	97,200	(62,844)
Subtotal Below Investment Grade	679,807	(218,708)	15,000	(13)	—	—	694,807	(218,721)
Total	$2,712,275	$(163,788)	$624,500	$(6,339)	$68,000	$(13,002)	$3,404,775	$(183,129)

The following table sets forth the composition of the Company’s credit derivatives where the Company has written credit protection including credit protection by industry category as of the dates indicated.

	December 31, 2010		December 31, 2009
Industry	Notional	Fair Value	Notional	Fair Value
	(in thousands)
Corporate Securities:
Energy	$20,000	$224	$20,000	$297
Finance	499,374	(70,880)	591,208	(225,500)
Manufacturing	212,928	14,075	232,151	18,674
Other	707,417	25,963	787,042	30,809
Retail	253,790	4,075	280,790	7,044
Services	509,240	4,356	607,084	2,900
Transportation	101,000	1,494	118,000	1,488
Technology	—	—	15,000	289
Utilities	212,010	24,316	61,000	211
First to Default Baskets*	—	—	624,500	(6,340)
Total Corporate Securities	2,515,759	3,623	3,336,775	(170,128)
Index Hedges	—	—	68,000	(13,002)
Total Credit Derivatives	$2,515,759	$3,623	$3,404,775	$(183,130)

*Includes names with multiple industries

In addition to selling credit protection, the Company has also purchased credit protection using credit derivatives. As of December 31, 2010 and December 31, 2009, the Company had $2,516 million and  $3,405 million of outstanding notional amounts, reported at fair value as a $4.7 million liability and a $183 million asset, respectively.

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2010 and 2009

4.                          Fair Value of Assets and Liabilities

Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The authoritative guidance around fair value established a framework for measuring fair value that includes a hierarchy used to classify the inputs used in measuring fair value. The hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels. The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level input that is significant to the fair value measurement. The levels of the fair value hierarchy are as follows:

Level 1 — Fair value is based on unadjusted quoted prices in active markets that are accessible to the Company for identical assets or liabilities. These generally provide the most reliable evidence and are used to measure fair value whenever available. Active markets are defined as having the following for the measured asset/liability: (i) many transactions, (ii) current prices, (iii) price quotes not varying substantially among market makers, (iv) narrow bid/ask spreads and (v) most information publicly available. The Company’s Level 1 assets at December 31, 2010 and 2009 primarily include certain cash equivalents of $75 million and $160 million, respectively, and derivative contracts that are traded in an active exchange market. Prices are obtained from readily available sources for market transactions involving identical assets or liabilities.

Level 2 — Fair value is based on significant inputs, other than Level 1 inputs, that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability through corroboration with observable market data. Level 2 inputs include quoted market prices in active markets for similar assets and liabilities, quoted market prices in markets that are not active for identical or similar assets or liabilities and other market observable inputs. The Company’s Level 2 assets and liabilities include: cash equivalents, trading assets and liabilities, including certain highly liquid debt instruments with maturities less than ninety days, and certain over-the-counter derivatives. Valuations are generally obtained from third party pricing services for identical or comparable assets or liabilities or through the use of valuation methodologies using observable market inputs.

The majority of the Company’s derivative positions are traded in the OTC derivative market and are classified within Level 2 in the fair value hierarchy. OTC derivatives classified within Level 2 are valued using models generally accepted in the financial services industry that use actively quoted or observable market input values from external market data providers, non-binding broker-dealer quotations, third-party pricing vendors and/or recent trading activity. The fair values of most OTC derivatives, including forward rate agreements, interest rate and cross currency swaps and single name credit default swaps are determined using discounted cash flow models. The fair values of European style option contracts are determined using Black-Scholes option pricing models. These models’ key assumptions include the contractual terms of the respective contract, along with significant observable inputs, including interest rates, currency rates, credit spreads, yield curves, equity prices, index dividend yields, non-performance risk and volatility.

OTC derivative contracts are executed under master netting agreements with counterparties with a Credit Support Annex, or CSA, which is a bilateral ratings-sensitive agreement that requires collateral postings at established credit threshold levels. These agreements protect the interests of the Company and its counterparties, should either party suffer credit rating deterioration. The vast majority of the Company’s derivative agreements are with highly rated major international financial institutions.

The Company is required to incorporate its own and counterparty’s non-performance risk in the valuation of OTC derivatives.  Historically, the Company utilized the credit spread embedded in the London Interbank Offered Rate (“LIBOR”) curve to reflect non-performance risk for its derivative assets and liabilities. However, in light of the developments in 2009, including further clarification regarding the

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2010 and 2009

application of non-performance risk in the market, the Company determined that the credit spread embedded in the LIBOR curve was no longer indicative of the market participants’ view of non-performance risk. As a result, to reflect the market’s perception of the Company and its counterparty’s non-performance risk, the Company incorporates additional spreads over LIBOR into the discount rate used in determining the fair value of OTC derivative assets and liabilities. However, the non-performance risk adjustment is applied only to the uncollateralized portion of the OTC derivative assets and liabilities, after consideration of the impacts of two-way collateral posting. Most OTC derivative contracts have bid and ask prices that are actively quoted or can be readily obtained from external market data providers. The Company’s policy is to use mid-market pricing in determining its best estimate of fair value.

Level 3 includes OTC derivatives where the bid-ask spreads are generally wider than derivatives classified within Level 2 thus requiring more judgment in estimating the mid-market price of such derivatives. Derivatives classified as Level 3 include first-to-default credit basket swaps, look-back equity options and other structured products. These derivatives are valued based upon models with some significant unobservable market inputs or inputs from less actively traded markets. The fair values of first-to-default credit basket swaps are derived from relevant observable inputs such as: individual credit default spreads, interest rates, recovery rates and unobservable model-specific input values such as correlation between different credits within the same basket. Look-back equity options and other structured options and derivatives are valued using simulation models such as the Monte Carlo technique. The input values for look-back equity options are derived from observable market indices such as interest rates, dividend yields, equity indices as well as unobservable model-specific input values such as certain volatility parameters. Level 3 methodologies are validated through periodic comparison of the Company’s fair values to broker-dealer values.

Liquidity valuation adjustments are made to reflect the cost of exiting significant risk positions, and consider the bid-ask spread, maturity, complexity, and other specific attributes of the underlying derivative position. Fair values can also be affected by changes in estimates and assumptions including those related to counterparty behavior used in valuation models. Non-performance risk, as addressed above, for Level 2 derivative assets and liabilities is consistently applied for Level 3 derivative assets and liabilities.

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2010 and 2009

The table below presents the balances of assets and liabilities measured at fair value on a recurring basis, as of December 31, 2010.

	December 31, 2010
(in thousands)	Level 1	Level 2	Level 3	Netting (1)	Total

Cash equivalents	$74,579	$74,988	$—	$—	$149,567
Trading assets, at fair value	—	132,922	—	—	132,922
Trading assets pledged, at fair value	—	—	—	—	—
Derivative financial instruments receivable, at fair value (2)	96	8,996,055	128,993	(5,254,533)	3,870,611
Total Assets	$74,675	$9,203,965	$128,993	$(5,254,533)	$4,153,099

Trading liabilities, at fair value	$—	$—	$—	$—	$—
Derivative financial instruments payable, at fair value (2)	—	9,089,761	128,993	(5,062,761)	4,155,993
Total Liabilities	$—	$9,089,761	$128,993	$(5,062,761)	$4,155,993

	December 31, 2009
(in thousands)	Level 1	Level 2	Level 3	Netting (1)	Total

Cash equivalents	$160,458	$—	$—	$—	$160,458
Trading assets, at fair value	—	460,193	—	—	460,193
Trading assets pledged, at fair value	—	24,410	—	—	24,410
Derivative financial instruments receivable, at fair value (2)	18	6,011,629	290,960	(4,241,908)	2,060,699
Total Assets	$160,476	$6,496,232	$290,960	$(4,241,908)	$2,705,760

Trading liabilities, at fair value	$—	$—	$—	$—	$—
Derivative financial instruments payable, at fair value (2)	—	6,207,527	290,909	(3,843,112)	2,655,324
Total Liabilities	$—	$6,207,527	$290,909	$(3,843,112)	$2,655,324

(1)

Netting amounts represent cash collateral and the impact of offsetting asset and liability positions held with the same counterparty as permitted by authoritative guidance for offsetting of amounts related to certain contracts.

(2)

Affiliated derivative transactions within each fair value hierarchy level are classified net as receivables or payables based on their net counterparty exposure. External derivative transactions are classified as receivables or payables within the table on an individual trade basis.

The tables below provides a summary of the gross notional amount and fair value of derivative contracts held or issued by the Company and a reconciliation of such amounts to the presentation of derivative financial instruments pursuant to authoritative guidance for offsetting of amounts related to certain contracts in the statement of financial position as of December 31, 2010.

	December 31, 2010 Fair Value (Assets)
(in thousands)	Level 1	Level 2	Level 3	Netting	Total
Futures, interest rate swaps and forward rate agreements	96	7,878,811	—	—	7,878,907
Foreign exchange swaps and forward agreements	—	3,637,762	—	—	3,637,762
Equity options	—	556,384	128,993	—	685,377
Credit derivatives	—	179,205	—	—	179,205
Options and swaptions	—	449,311	—	—	449,311
Netting (1)	—	—	—	(8,767,947)	(8,767,947)
Derivative instruments receivable, at fair value (2)	96	12,701,473	128,993	(8,767,947)	4,062,615

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2010 and 2009

	December 31, 2010 Fair Value (Liabilities)
(in thousands)	Level 1	Level 2	Level 3	Netting	Total
Interest rate swaps and forward rate agreements	—	(7,999,393)	—	—	(7,999,393)
Foreign exchange swaps and forward agreements	—	(3,609,070)	—	—	(3,609,070)
Equity options	—	(555,005)	(128,993)	—	(683,998)
Credit derivatives	—	(180,308)	—	—	(180,308)
Options and swaptions	—	(451,171)	—	—	(451,171)
Netting (1)	—	—	—	8,767,947	8,767,947
Derivative instruments payable, at fair value (2)	—	(12,794,947)	(128,993)	8,767,947	(4,155,993)

(1) Netting amount represents the impact of offsetting asset and liability positions held with the same counterparty as permitted by  authoritative guidance for offsetting of amounts related to certain contracts. Cash collateral is excluded.

(2) Tables incorporate the impacts of liquidity reserve and non-performance risk adjustments.

The following tables provide a summary of the changes in fair value of Level 3 assets and liabilities for the years ended December 31, 2010, December 31, 2009 and December 31, 2008. The tables also include in Net trading revenue the portion of gains or losses included in income for the year ended December 31, 2010, December 31, 2009 and December 31, 2008 attributable to unrealized gains or losses related to those assets and liabilities still held at December 31, 2010, December 31, 2009 and December 31, 2008.

	December 31, 2010
	Derivative	Derivative
	financial	financial
	instruments	instruments
	receivable, at	payable, at fair
(in thousands)	fair value	value

Fair value, beginning of year	$290,960	$290,909
Net trading revenue	(63,898)	(64,012)
Purchases, sales, issuances, and settlements	(98,069)	(97,903)
Transfers into (out of) Level 3	—	—
Fair value, end of year	$128,993	$128,994

	December 31, 2009
	Derivative	Derivative
	financial	financial
	instruments	instruments
	receivable, at	payable, at fair
(in thousands)	fair value	value

Fair value, beginning of year	$1,400,592	$1,403,254
Net trading revenue	(390,236)	(390,426)
Purchases, sales, issuances, and settlements	(719,396)	(721,919)
Transfers into (out of) Level 3	—	—
Fair value, end of year	$290,960	$290,909

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2010 and 2009

	December 31, 2008
	Derivative	Derivative
	financial	financial
	instruments	instruments
	receivable, at	payable, at fair
(in thousands)	fair value	value

Fair value, beginning of year	$476,416	$476,065
Net trading revenue	680,693	750,885
Purchases, sales, issuances, and settlements	243,483	176,304
Transfers into (out of) Level 3	—	—
Fair value, end of year	$1,400,592	$1,403,254

5.                          Trading Activities

The table below sets forth net trading income (loss) by type of financial instrument.

(in thousands)	2010 (1)	2009 (2)	2008 (3)

Derivative financial instruments	$(88,651)	$(25,763)	$(3,135)
Trading assets/ liabilities	2,075	5,581	15,149
Total, net	$(86,576)	$(20,182)	$12,014

(1)

Derivative financial instruments include a loss of $38 million associated with the recording of non-performance risk and a loss of $65 million associated with the payment of the Lehman Brothers, Inc. bankruptcy claim.

(2)	Derivative financial instruments include a loss of $42 million associated with the recording of non-performance risk.

(3)

Derivative financial instruments includes a $75 million loss associated with the filing of a Chapter 11 bankruptcy petition by Lehman Brothers, Inc. It also includes a $42 million gain associated with recording certain affiliated derivatives at fair value as defined under the authoritative guidance for fair value measurements.

6.                          Trading Assets and Liabilities

(in thousands)

Trading assets at December 31, were as follows:

	2010	2009
Obligations of U.S. government authorities	$132,922	$460,193

The Company invests in these securities to earn an additional yield. They consist of highly liquid debt instruments with a maturity of greater than three months and less than twelve months when purchased.

Trading assets pledged at December 31, were as follows:

	2010	2009
U.S. government securities	$—	$24,410

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2010 and 2009

The Company had no Trading liabilities, at fair value as of December 21, 2010 and 2009.

7.                          Securities Sold Under Agreements to Repurchase

The Company enters into sales of securities under agreements to repurchase substantially identical securities to fund the Company’s trading activities. These agreements generally mature within 90 days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction plus accrued interest. The Company may be required to provide additional collateral based on the fair value of the underlying securities. At December 31, 2010 and 2009, the fair value of outstanding repurchase agreements was approximately $0 million and $25 million, respectively.

8.                          Market and Credit Risk

The Company’s risk management program includes the identification and the measurement of various forms of risk, the establishment of risk thresholds and the creation of processes intended to maintain risks within these thresholds while optimizing returns on the underlying assets or liabilities. The Company considers risk management an integral part of its core business.

Market Risk

In the normal course of business, the Company enters into transactions in trading assets, trading liabilities and financial contracts with off-balance-sheet risk. These instruments are carried at their current estimated fair value, generally by obtaining quoted market prices or through the use of pricing models.  Values can be affected by changes in interest rates, foreign exchange rates, financial indices, value of securities or commodities, credit spreads, market volatility, and liquidity as well as other factors.  Values can also be affected by changes in estimates and assumptions used in pricing models.  Any change in these variables could result in adjustment of the amounts recognized on the financial statements being included currently in both the statements of financial position and operations.

The Company is also exposed to market risk due to the fluctuation in the market or fair value of securities owned and securities sold, but not yet purchased. Securities sold, but not yet purchased, represent obligations to the Company to deliver specified securities at contracted prices and thereby create a liability to purchase the securities at prevailing future market prices. Accordingly these transactions result in off-balance sheet risk as the Company’s ultimate obligation to satisfy the sale of securities sold, but not yet purchased may exceed the amount recognized in the statements of financial position.

The Company’s primary components of market risk include interest rate risk, foreign exchange risk, swap spread risk, volatility risk and yield curve risk. These are monitored on a daily basis across all products by calculating the profit and loss impact of potential changes in market risks over a one-day period.  The Company primarily manages risk by entering into offsetting OTC derivative contracts between affiliated and external counterparties. Further, to manage exposure to these risks in connection with its trading activities, the Company may hedge its exposure by purchasing or selling futures contracts, entering into forward contracts, purchasing or selling government securities, purchasing or selling exchange traded interest rate or equity options, or entering into offsetting transactions. These hedging instruments are carried at fair value and contain elements of market and credit risk associated with the execution, settlement and financing of these instruments similar to the financial contracts described above.

Credit Risk

The Company is exposed to credit-related losses in the event of non-performance by counterparties to

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2010 and 2009

financial derivative transactions. The Company manages credit risk by entering into derivative transactions with highly rated major international financial institutions and other creditworthy counterparties and by obtaining collateral where appropriate. Additionally, limits are set on single party credit exposures which are subject to periodic management review.

The credit exposure of the Company’s over-the-counter (OTC) derivative transactions is represented by the contracts with a positive fair value (market value) at the reporting date. To reduce credit exposures, the Company seeks to (i) enter into OTC derivative transactions pursuant to master agreements that provide for a netting of payments and receipts with a single counterparty and (ii) enter into agreements that allow the use of CSAs, which are bilateral rating-sensitive agreements that require collateral postings at established threshold levels. The Company effects exchange-traded futures and options transactions through regulated exchanges. These transactions are settled on a daily basis, thereby reducing credit risk exposure in the event of non-performance by counterparties to such financial instruments.

Under fair value measurements, the Company incorporates the market’s perception of its own and the counterparty’s non-performance risk in determining the fair value of the portion of its OTC derivative assets and liabilities that are uncollateralized. Credit spreads are applied to the derivative fair values on a net basis by counterparty. To reflect the Company’s own credit spread, a proxy based on relevant debt spreads is applied to OTC derivative net liability positions. Similarly, the Company’s counterparty credit spread is applied to OTC derivative net asset positions. At December 31, 2010, the Company’s non-performance risk adjustment for its derivative assets and liabilities recorded in Net trading income (loss) was $221 million and $141 million, respectively. At December 31, 2009, the Company’s non-performance risk adjustment for its derivative assets and liabilities recorded in Net trading income (loss) was $132 million and $89 million, respectively.

Certain of the Company’s derivative agreements with some of its counterparties contain credit-risk- related triggers. If the Company’s credit rating were to fall below a certain level, the counterparties to the derivative instruments could request termination at the then fair value of the derivative or demand immediate full collateralization on derivative instruments in net liability positions. If a downgrade occurred and the derivative positions were terminated, the Company anticipates it would be able to replace the derivative positions with other counterparties in the normal course of business. The aggregate fair value of all derivative instruments with credit-risk-related contingent features that are in a net liability position was $4,156 million and $2,660 million as of December 31, 2010 and December 31, 2009, respectively. In the normal course of business the Company has posted collateral related to these instruments of $465 million to third parties and $956 million to affiliate counterparties as of December 31, 2010 and $838 million as of December 31, 2009. If the credit-risk-related contingent features underlying these agreements had been triggered on December 31, 2010 and December 31, 2009, the Company estimates that it would be required to post a maximum of $2,735 million and $1,822 million, respectively, of additional collateral to its counterparties.

9.                          Income Taxes

The Company is a Multi Member Limited Liability Company. In accordance with federal and applicable state tax law, the Company is treated as a partnership of its member owners, PICA and PLAZ. The member owners are included in the consolidated federal income tax return of Prudential. The member owners also file separate state income tax returns and are included in certain consolidated state income tax returns.

All federal and state income tax liabilities and/or benefits are passed through to the member owners in accordance with the Internal Revenue Code. Accordingly, no provision is made for taxes in the accompanying financial statements.

The Company does not have any unrecognized tax benefits at December 31, 2010.

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2010 and 2009

In January 2007, the Service began an examination of the consolidated U.S. Federal income tax years 2004 through 2006.  For the consolidated U.S. Federal income tax years 2007 through 2010 the Company participated in the IRS’s Compliance Assurance Program (the “CAP”).  Under CAP, the IRS assigns an examination team to review completed transactions contemporaneously during these tax years in order to reach agreement with the Company on how they should be reported in the tax return. If disagreements arise, accelerated resolutions programs are available to resolve the disagreements in a timely manner before the tax return is filed.   It is management’s expectation this new program will shorten the time period between Prudential’s filing of its Federal income tax return and the IRS’s completion of its examination of the return.

10.                   Transactions with Related Parties

Guaranty

The Company’s payment obligations under derivative financial instruments have been guaranteed by an affiliate of the Company.  This credit enhancement is integral to the Company’s business operations.  The maximum exposure under these guarantees may be calculated at any point by estimating the replacement cost, on a net present value basis, for each guaranteed contract for which there is a cost. While this amount will vary as a result of changes in fair value, the maximum exposure under this guarantee, net of non-performance risk, at December 31, 2010 and 2009, respectively, was approximately $4,156 million and $2,655 million, respectively. The Company does not pay a fee in consideration for this guaranty. No payments have been required under this guaranty since inception.

Affiliate OTC Derivative Contracts

In the ordinary course of business the Company transacts OTC derivatives with its affiliates. For these OTC contracts, the Company has a substantially equal and offsetting position with external counterparties.

Service Agreement

The Company’s general and administrative expenses are charged to the Company using allocation methodologies based on business processes.  The Company periodically reviews its allocation methodology and may adjust it from time to time.    Management believes that such methodology is reasonable.  The Company operates under service and lease agreements whereby services of officers and employees, supplies, use of equipment and office space are provided by Prudential. Under these agreements, the expenses were approximately $7.3 million, $7.1 million, and $7.2 million in 2010, 2009, and 2008 respectively.

Related receivables and payables under the aforementioned agreements are billed monthly and quarterly. The related payables included in “Other liabilities” were approximately $0.6 million and $0.6 million at December 31, 2010 and 2009, respectively.

Securities Posted as Collateral

As many of the Company’s transactions with third parties are a direct result of transactions with affiliates, the Company maintains custody of collateral from affiliates for purposes of repledging amounts to third parties, which are not included in the accompanying Statements of Financial Position. At December 31, 2010 and 2009, the Company received net collateral of $1,268M and $917M from affiliates of which $1,176M and $653M was repledged, respectively. At December 31, 2010 and 2009, the Company also received net collateral of $1,127M and $196M from third parties of which $86M and

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2010 and 2009

$0 was repledged, respectively. The Company posted $159M and $185M of its own securities at December 31, 2010 and 2009, respectively. .

Core Fund

At December 31, 2010 and 2009, the Company had cash equivalents of $74.6 million and $160.5 million in the Core fund.  The Core fund process entails participating subsidiaries sending excess cash to Prudential on a daily basis. The result is a “pool” of net investments at Prudential, which is invested in short term investments and earns interest income.  The interest income earned on the pool is allocated out to each Core fund participant based on their proportional investment in the Core fund.  Prudential Investment Management, Inc., an affiliate of the Company, manages the Core fund.

11.                   Commitments and Contingencies

In the normal course of business, the Company enters into contracts that contain representations that provide general indemnifications relating to the derivative financial instruments and master netting agreements or the use of third party products or services. While future exposure under these arrangements is unknown, based on experience, the Company expects the risk of loss to be remote.

The Company is subject to legal and regulatory actions in the ordinary course of its business.  Refer to Note 13 for discussion on material litigation. The Company’s litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. It is possible that the Company’s results of operations or cash flow could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of the Company’s litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on the Company’s financial position.  Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on the Company’s financial position.

The Company may enter into agreements that contain features that meet the definition of a guarantee under FASB authoritative guidance for guarantees. The guidance defines a guarantee to be a contract that contingently requires the Company to make payments (either in cash, financial instruments, other assets, shares of our stock or provision of services) to a third party based on specific changes in an underlying variable that is related to an asset, a liability, or an equity security of the related party. The Company’s agreements, which are more fully described in Note 3, contingently require us to pay amounts based upon changes in market prices and interest rates and the occurrence of specified credit events.  These derivative contracts include credit derivatives for the sale of credit protection, and written options, such as interest rate options, swaptions, foreign exchange rate options, and equity security options.

The Company writes credit default swap obligations requiring payment of principal due in exchange for the reference credit obligation, depending on the nature or occurrence of specified events for the referenced entities. In the event of a specified credit event, the Company’s maximum amount at risk, assuming the value of referenced credits become worthless, is approximately $2,516 million and $3,405 million at December 31, 2010 and 2009, respectively. The Company’s credit default swaps generally have maturities of five years or less. These agreements are offset with related parties.

The Company is a party to complex European look-back option agreements with third parties which could require the Company to make payments related to a shortfall between a protected high watermark value and the net asset value of identified investment funds at certain maturity dates.  While

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2010 and 2009

the Company’s ultimate obligation under such agreements cannot be predicted, the agreements require the counterparty to follow certain parameters and proprietary mathematical formulae in making investment decisions.  The Company believes these restraints and other parameters of the agreements reduce the risk that the Company will have to perform under these agreements.  Additionally, the Company has offsetting agreements with a related party.  Both the third party and related party options are recorded at fair value in the financial statements.

12.                   Lehman Brothers Holdings Inc.

As a result of the Chapter 11 bankruptcy petition filed by Lehman Brothers Holdings Inc. (“LBHI”) on September 15, 2008, the Company recorded losses approximating $75 million during 2008 related to the unsecured portion of its counterparty exposure on derivative transactions it had entered into with LBHI and its affiliates. This loss is recorded in “Net trading income”. The amount was recorded as a receivable of approximately $86 million less a reserve of approximately $75 million with expected recoveries of approximately $11 million.

In June 2009, special bankruptcy counsel for LBHI, Lehman Brothers Special Financing (“LBSF”) and certain of their affiliates made a demand of the Company for the return of a portion of the $550 million in collateral delivered by LBSF to the Company pursuant to swap agreements and a cross margining and netting agreement between the Company, LBSF and Lehman Brothers Finance S.A. a/k/a Lehman Brothers Finance AG (“Lehman Switzerland”), a Swiss affiliate that is subject to insolvency proceedings in the United States and Switzerland. LBSF claims that the Company wrongfully applied the collateral to Lehman Switzerland’s obligations in violation of the automatic stay in LBSF’s bankruptcy case, which is jointly administered under In re Lehman Brothers Holdings Inc. in the United States Bankruptcy Court in the Southern District of New York (the “Lehman Chapter 11 Cases”).  In August 2009, the Company filed a declaratory judgment Action (the “DJ Action”) in the same court against LBSF, Lehman Switzerland and LBHI (as guarantor of LBSF and Lehman Switzerland under the swap agreements) seeking an order that (a) the Company had an effective lien on the collateral that secured the obligations of both LBSF ($197 million) and Lehman Switzerland ($488 million) and properly foreclosed on the collateral, leaving the Company with an unsecured $135 million claim against LBSF (and LBHI as guarantor), or, in the alternative, (b) the Company was entitled, under the Bankruptcy Code, to set off amounts owed by Lehman Switzerland against the collateral and the automatic stay was inapplicable.  The calculation of the claim in bankruptcy differs from the calculation of any receivable, gross of any reserve, for financial reporting. The DJ Action is captioned Prudential Global Funding LLC v. Lehman Brothers Holdings Inc., et al.  In addition, the Company filed timely contingent claims against LBSF and LBHI, as guarantor of LBSF and Lehman Switzerland, in the Lehman Chapter 11 Cases for any amounts that may be due under the swap agreements, depending upon the results of the DJ Action.  In October 2009, LBSF and LBHI answered in the DJ Action and asserted counterclaims alleging that the Company breached the swap agreement by applying the collateral to Lehman Switzerland’s obligations and failing to pay LBSF interest on the collateral, and violated the Bankruptcy Code by not returning $372 million in excess collateral to LBSF.  LBSF and LBHI seek a declaratory judgment that the Company had an effective lien on only $178 million of the collateral, which could only be applied to amounts owed by LBSF and no right of set off against Lehman Switzerland’s obligations.  The counterclaim seeks the return of the collateral in the amount of $372 million plus interest and the disallowance of the Company’s claims against LBSF and LBHI.

13.                   Subsequent Events

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure. Subsequent events have been evaluated through December 6, 2011, which is the date the financial statements were issued.

On March 31, 2011, it was agreed through mediation that the Company would pay LBSF $65 million to settle a collateral dispute related to the LBHI bankruptcy in 2008. The Company received a capital

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2010 and 2009

contribution from its members in the amount of $65 million. Payment of this claim was executed on May 17, 2011. The impact of this subsequent event has been reflected in the 2010 financial statements in “Other liabilities” and “Net trading loss”. The Company currently maintains a receivable of approximately $200 million less a reserve of approximately $189 million with expected recovery of $11 million.